Exhibit 10.32

TARCHINI REAL ESTATE SA – Manno, Centro Galleria 3, further mentioned as landlord and represented by Mr. Silvio Tarchini

(VAT 752 816)

and

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno,

Centro Galleria 1, further mentioned as tenant, represented by Mr. Kenneth Wolf

(VAT 462 163)

enter the following

LEASE CONTRACT

1.

TARCHINI REAL ESTATE SA – Manno, lease to NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno a surface of 1’259.37 sqm, located in the building Centro Galleria 1, first floor, map 433, in Manno

2.

The leased surface is highlighted in yellow in the attached layout, the areas are identified as # 18 and 25.

3.

The tenant will use the areas as warehouse, in agreement with the current regulations.

4.

The lease is effective as of January 1, 2012 for a 5-year duration having a binding expiry on December 31, 2016.

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4 a.

Landlord and tenant can terminate the present lease contract on December 31, 2012 and December 31, 2015, with a 6-month prior notice and by means of a registered letter,.

LEASE

5.

The yearly lease is fixed at CHF 150’000,- (hundred and fifty thousands Swiss franks) VAT excluded, property expenses excluded, payable in advance with quarterly settlements on January 01, April 01, July 01 and October 01 of every year.

Overdue settlements of the quarterly lease portions will be increased by an interest rate of 7% (seven percent).

Upon 1 month delay of the lease portions payment, the landlord has the faculty to initiate a legal recovery, being the present contract an acknowledgement of indebtedness as per article 82 – LEF (National Law on Failure & Insolvency).

6.

To guarantee any subsequent duty deriving from the present contract, the tenant shall consign to the landlord, within 10 days after the execution date, a bank deposit of an amount equivalent to 1 (one) quarterly settlement. The deposit will end after one year of the lease expiry and will be renewed for a period corresponding to any further silent or written extension of the lease contract.

LEASE INDEXING

7.

The lease is index-linked. It will be yearly adjusted to the national cost of living index with one-month notice.

Contract initial index: 337.50.

The first adjustment may occur on January 01, 2013.

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8.

In the event the tenant, for whatever reason, would not leave the leased areas at the contract termination date or at any extended date settled by the judge, the tenant already agrees to pay to the landlord a lease equivalent to 150% of the last lease for the months the tenant will occupy the areas, against the landlord’s will.

9.

All costs for lightening, power or whatever energy used in the leased areas are at the tenant’s expenses.

10.

The lease does not include the property expenses, administration costs, routine maintenance and operating expenses of the shared utilities.

The following expenses, costs or taxes are not included in the lease:

- Heating

- Shared spaces lightening

- Shared spaces drinkable water

- Sewage and cleansing

- Gardening and maintenance of the shared areas

- Snow removal

- Cleaning of the shared spaces.

For the above expenses, the tenant will anticipate a yearly amount of 25’200 CHF (twenty five thousands and two hundreds Swiss franks) in favor of the landlord, with quarterly settlements on January 01, April 01, July 01 and October 01 of every year, plus or minus balances upon final account statement.

In the event the tenant’s activity would cause a high usage of heating or any other utility, causing an increase in cost above the average, such costs will be at the tenant’s expenses.

Beside the above mentioned expenses, the property expenses include all expenses as stated in the “Catef” lease contract (Camera Ticinese dell’Economia Fondaria = Tessin Association of the real estate owners).

11.

The landlord will insure the building against fire, whilst the tenant will insure his properties stored in the leased areas against fire, water damages, natural events etc.

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MODIFICATIONS INTO THE LEASED AREAS

12.

The tenant is allowed to modify the leased areas whereas those modifications are necessary to his specific activity, previous written agreement released by the landlord.

13.

Upon lease contract termination, the leasehold improvements to walls and building will remain the property of the landlord, with no obligation of refunding from his side, in the event such modifications cannot be removed without causing damages to the structure.

14.

The tenant will pay all costs such as electrical connections to the existing central heating, power system, phone lines already installed in the leased areas. The RAISI certifications and all future controls to the electrical system, as legally stated, are at his costs as well (Low tension regulations – OIBT).

The phone connections will be ruled by a separate contract between the landlord and tenant. The tenant is not allowed to use external phone, fax, telex lines if not connected to the Alcatel main switchboard.

All electric connections or installations in building Galleria 1 must be carried out by contractors hired by Tarchini Real Estate SA.

Parking signals, logos, signs will be placed by the company SPM S.A. and costs invoiced to the tenant. It is forbidden to place any sort of panel, commercial, logo without prior approval by the landlord.

DISPUTE AND LITIGATION

15.

Governing Law for any dispute, where not regulated by the present contract, is the Pretura di Lugano (Court of Lugano).

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16.

This contract is undersigned in two originals, one for each party.

IN WITNESS WHEREOF,

The Landlord :	The Tenant :

TARCHINI REAL ESTATE SA	NAIE NATURAL ALTERNATIVES INT. EUROPE SA

/s/ Silvio Tarchini	/s/ Kenneth Wolf

TECHNICAL DESCRIPTION OF THE LEASED AREAS

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA

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BUILDING : Centro Galleria 1 – Manno

FLOOR :        first

REFERENCES : # 18 & 25

FINISHES :

The areas are let in their present state.

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